Exhibit 99.1 - News Release of Lee Enterprises, Incorporated dated June 26, 2019

Lee Enterprises Announces Board and Corporate Governance Enhancements

Digital Media Expert Megan Liberman Joins Board of Directors

Company Adopts Majority Voting for Director Elections, Proxy Access and Other Bylaw Amendments

Changes Reflect Board’s Continued Evaluation of the Company’s Governance Profile

DAVENPORT, Iowa – June 26, 2019 – Lee Enterprises, Incorporated (NYSE: LEE), a trusted local news provider and leading platform for advertising in 50 markets, announced today that digital media expert Megan Liberman has been appointed as a new independent director to the Company’s Board. The Company also announced several corporate governance enhancements.

Ms. Liberman, 51, is currently Senior Vice President, News, Talk & Entertainment at SiriusXM, where she is responsible for content and strategic direction of the talk portfolio, overseeing 60 original and partner channels and managing a staff of approximately 350. Previously, she was Vice President and Editor in Chief of the Yahoo News Group from 2013 to 2017 and spent 13 years at The New York Times, most recently as Deputy News Editor for Digital Development from 2010 to 2013.

“On behalf of the Lee Board of Directors, I’m pleased to welcome Megan to the Board. As a lifelong journalist and highly accomplished digital media executive, Megan brings top-tier experience and tremendous expertise developing and implementing effective digital platform strategies and directing award-winning editorial content,” said Mary E. Junck, Chairman, Lee Enterprises. “This appointment is consistent with our ongoing commitment to bring new perspectives and capabilities to our Board as we continue our digital transformation. We are confident that Megan’s unique perspectives will complement our directors’ skills and experiences, and that she will be an outstanding addition to the Board.”

Ms. Liberman stated, “I’m thrilled to be joining the Lee Enterprises Board. Local news is vital to communities and to a healthy democracy, and I am excited to be working with a company that is so committed to quality journalism and keeping citizens informed. I look forward to helping the Lee team build on its many successes.”

Ms. Liberman’s appointment, which is effective immediately, will increase the size of the Lee Board of Directors to 10 members.

Corporate Governance Enhancements

Lee also announced today that its Board has unanimously adopted and approved, effective immediately, amended and restated bylaws, including implementing:

•	A majority voting standard for the election of directors in uncontested elections;
•	Proxy access, providing shareholders who satisfy the requirements specified in the amended bylaws the ability to include their own nominees in the Company’s proxy statement; and
•	Substantially more time for shareholders to submit proposals and director nominations for consideration at annual meetings.

Ms. Junck continued, “The enhancements disclosed today, which are the outcome of a thorough Board review with input from outside corporate governance experts, will further increase our Board’s effectiveness and accountability to shareholders. We look forward to continuing our regular engagement with investors concerning business strategy, performance and governance practices.”

Further information on Lee’s amended and restated bylaws is detailed in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2019.

Background on Megan Liberman

From 2001 to 2010, Ms. Liberman worked at The New York Times Magazine, first as Story Editor before becoming Deputy Editor, where she oversaw numerous award-winning video and multimedia projects. Ms. Liberman began her career at a small children’s book publisher before assuming various editorial roles at Us Weekly, Swing Magazine, Martha Stewart Living and Bridal Guide Magazine. Ms. Liberman earned a Bachelor of Arts degree from Barnard College in 1990 and a Master of Science degree from Columbia Graduate School of Journalism in 1995.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 20 states. Year to date, Lee's newspapers have average circulation of 0.7 million daily and 1.0 million Sunday, and are estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact:

Charles Arms
Charles.Arms@lee.net

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